Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Jon Puckett	Kevin Lightfoot
Vice President	Vice President
Investor Relations	Corporate Communications
Affiliated Computer Services, Inc.	Affiliated Computer Services, Inc.
214-841-8281	214-841-8191
jon.puckett@acs-inc.com	kevin.lightfoot@acs-inc.com
ACS Announces Third Quarter Fiscal Year 2008 Results
Company Delivers Strong Signings, Earnings and Cash Flow
DALLAS, TEXAS: May 1, 2008 – Affiliated Computer Services, Inc., (NYSE: ACS), today announced third quarter fiscal year 2008 revenues of $1.54 billion, an increase of 7% compared to the third quarter of the prior year. Adjusted non-GAAP diluted earnings per share for the third quarter of fiscal years 2008 and 2007 were $0.91 and $0.78, respectively, representing a 17% increase. See “Reconciliation of Reported GAAP Results to Adjusted Non-GAAP Results” below. Third quarter new business signings were the second highest in Company history at $245 million of annual recurring revenue. Third quarter fiscal year 2008 free cash flow was $161 million, or 10% of revenues.
Fiscal year-to-date revenues were $4.55 billion, an increase of 7% over the prior year period. Adjusted non-GAAP earnings per share for the nine months ended March 31, 2008 and 2007 were $2.58 and $2.24, respectively, representing a 15% increase. Fiscal year-to-date new business signings were $591 million of annual recurring revenue, a 30% increase over the prior year-to-date period. Fiscal year-to-date free cash flow was $342 million, or 8% of revenues.
“Our outstanding signings, free cash flow, and strong earnings growth underscore that our strategy is working,” said Lynn Blodgett, ACS president and chief executive officer. “We are focused on providing specific vertical business process outsourcing solutions that we can leverage across many customers. In support of this strategy, this quarter we expanded our service offerings and geographic footprint with four new acquisitions and key new logos wins. These new capabilities, along with our ability to execute our sales strategy and operational excellence, delivered strong results this quarter and positions us well for the future.”

Key highlights from ACS’ fiscal year 2008 third quarter:
•	During the quarter, the Company generated new business signings of $245 million in annual recurring revenue with an estimated total contract value of $1.1 billion. Government signings represented 63% of new business signings and Commercial contributed 37%. From a service line perspective, business process outsourcing contributed 84% of new business signings and 16% were information technology solutions.

•	Total revenues were $1.54 billion and represented 7% growth, of which 5% was internal. The Commercial segment contributed 60% of revenues and grew 8% with 5% internal revenue growth. The Government segment contributed 40% of revenues and grew 6%, excluding divestitures, with 5% internal growth.

•	Adjusted non-GAAP diluted earnings per share for the third quarter of fiscal years 2008 and 2007 were $0.91 and $0.78, respectively, representing a 17% increase. Third quarter fiscal year 2008 reported GAAP diluted earnings per share was $0.85 as compared to $0.82 in the prior year third quarter. Third quarter fiscal year 2007 included a $0.06 per diluted share gain related to the sale of a minority interest. See “Reconciliation of Reported GAAP Results to Adjusted Non-GAAP Results” below.

•	Cash flow from operations during the third quarter was $229 million, or 15% of revenues. Free cash flow during the quarter was $161 million, or 10% of revenues. This quarter’s cash flow results benefited from improved collections on accounts receivable, lower capital expenditures and additions to intangible assets.

•	The Company expanded its service offerings and global capabilities by closing the following acquisitions this quarter:
o	In January 2008, to support its global expansion, the Company acquired Syan Holdings Limited, a U.K.-based provider of information technology outsourcing services, for a purchase price of $69 million. Syan generated trailing twelve-month revenue of approximately $75 million.

o	In February 2008, to deepen its healthcare vertical, the Company acquired Bowers & Associates, Inc., a Wisconsin-based provider of quality care and productivity management services and healthcare data analytics, for a purchase price of $8 million. Bowers had trailing twelve-month revenue of approximately $5 million.

o	In March 2008, to further support its global expansion, the Company acquired sds business services GmbH, a Germany-based provider of data center, infrastructure services, and application related solutions, for a purchase price of $63 million. sds generated trailing twelve-month revenue of approximately $40 million.

o	In March 2008, to broaden its transportation vertical, the Company acquired Communications Development, Inc., an Arkansas-based provider of outsourced marketing, consulting, and advertising services to the commercial transportation industry.
Key year-to-date highlights for fiscal 2008:
•	Year-to-date fiscal 2008 new business signings were $591 million of annual recurring revenue, with an estimated total contract value of $2.5 billion. Commercial signings contributed 55% of year-to-date fiscal 2008 new business signings and Government contributed 45%. From a service line perspective, business process outsourcing generated 80% of new business signings and 20% were information technology solutions. Trailing twelve month new business signings were $744 million in annual recurring revenue and increased 24% over the prior period.

•	Year-to-date fiscal 2008 revenues were $4.55 billion. Total revenue growth was 7% with internal growth of 5%. The Commercial segment accounted for 59% of revenues in the year-to-date period and grew 7% with 5% internal revenue growth. The Government segment accounted for 41% of revenues in the year-to-date period and grew 7% with 6% internal revenue growth.

•	Adjusted non-GAAP diluted earnings per share for the nine months ended March 31, 2008 and 2007 were $2.58 and $2.24, respectively, representing a 15% increase. Year-to-date fiscal 2008 reported GAAP diluted earnings per share was $2.32 compared to $2.12 in the prior year. See “Reconciliation of Reported GAAP Results to Adjusted Non-GAAP Results” below.

•	Fiscal year-to-date cash flow from operations was $560 million, or 12% of revenues, and free cash flow was $342 million, or 8% of revenues. Capital expenditures and additions to intangibles were $218 million, or 5% of revenues.

•	During the second quarter of fiscal year 2008, the Company completed a $200 million share repurchase program, purchasing 4.5 million shares at an average price of $44 per share.
Events subsequent to ACS’ fiscal year 2008 third quarter:
•	In April 2008, to deepen its transportation vertical, the Company announced its intent to acquire Orbital Sciences Corporation’s Transportation Management Systems business for a purchase price of $43 million. TMS had trailing twelve-month revenue of approximately $50 million.

•	In April 2008, to broaden its healthcare vertical, the Company acquired CompIQ Corporation for a purchase price of $22 million. CompIQ generated approximately $17 million of trailing twelve month revenue.

ACS will discuss its financial results on a conference call and web cast on www.acs-inc.com at 3:30 p.m. central time today. During the conference call, management will refer to a presentation provided on the Investor Relations page of ACS’ website and will use certain non-generally accepted accounting principles (“GAAP”) financial measures for which reconciliations to the most directly comparable GAAP financial measures will also be provided.
ACS, a FORTUNE 500 company with in excess of 63,000 people supporting client operations in more than 100 countries, provides business process outsourcing and information technology solutions to world-class commercial and government clients. The Company’s Class A common stock trades on the New York Stock Exchange under the symbol “ACS.” Visit ACS on the Internet at www.acs-inc.com.
All statements in this news release that are not based on historical fact are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth in the Company’s prior filings with the Securities and Exchange Commission, including those set forth under Item 1A “Risk Factors” in the most recent Annual Report on Form 10-K filed on August 29, 2007. In addition, we operate in a highly competitive and rapidly changing environment, and new risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and undertake no obligation to, update or revise any forward-looking statement.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Dollars in thousands, except per share amounts
(Unaudited)

	Three months ended
	March 31,
	2008	2007
Revenues	$1,542,370	$1,440,546
	2008	2007
Operating expenses:
Cost of revenues:
Wages and benefits	736,646	689,298
Services and supplies	338,320	304,734
Rent, lease and maintenance	184,622	174,052
Depreciation and amortization	96,413	87,995
Other	7,274	8,406

Total cost of revenues	1,363,275	1,264,485
Other operating expenses	15,184	13,470

Total operating expenses	1,378,459	1,277,955

Operating income	163,911	162,591
Interest expense	39,325	46,391
Other non-operating income, net	(4,514)	(12,325)

Pretax profit	129,100	128,525
Income tax expense	46,462	46,466

Net income	$82,638	$82,059

Earnings per share:
Basic	$0.86	$0.83

Diluted	$0.85	$0.82

Shares used in computing earnings per share:
Basic	96,089	98,945
Diluted	96,921	100,300
Note: See “Summary Reconciliation of Reported GAAP Results to Adjusted Non-GAAP Results” for certain items impacting the reported numbers above.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
Consolidated Statements of Income
Dollars in thousands, except per share amounts
(Unaudited)

	Nine months ended
	March 31,
	2008	2007
Revenues	$4,546,895	$4,252,745

Operating expenses:
Cost of revenues:
Wages and benefits	2,153,642	2,023,766
Services and supplies	1,006,543	913,714
Rent, lease and maintenance	554,743	530,207
Depreciation and amortization	281,595	254,861
Other	21,171	28,161

Total cost of revenues	4,017,694	3,750,709

Other operating expenses	61,995	48,259

Total operating expenses	4,079,689	3,798,968

Operating income	467,206	453,777

Interest expense	126,344	140,489
Other non-operating income, net	(10,703)	(24,629)

Pretax profit	351,565	337,917

Income tax expense	121,187	122,401

Net income	$230,378	$215,516

Earnings per share:

Basic	$2.34	$2.15

Diluted	$2.32	$2.12

Shares used in computing earnings per share:

Basic	98,447	100,448

Diluted	99,414	101,749
Note: See “Summary Reconciliation of Reported GAAP Results to Adjusted Non-GAAP Results” for certain items impacting the reported numbers above.

AFFILIATED COMPUTER SERVICES, INC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
Dollars in thousands
(Unaudited)

	March 31,	June 30,
	2008	2007
Assets
Cash and cash equivalents	$328,907	$307,286
Accounts receivable, net	1,362,320	1,257,108
Income taxes receivable	10,871	13,268
Other current assets	250,328	232,872

Total current assets	1,952,426	1,810,534

Property, equipment, and software, net	899,280	897,319
Goodwill	2,750,337	2,612,368
Other intangible assets, net	446,637	481,378
Other assets	205,147	180,830

Total Assets	$6,253,827	$5,982,429

Liabilities:
Accounts payable	$200,969	$97,951
Accrued compensation and benefits	177,737	246,742
Other accrued liabilities	359,244	400,238
Deferred taxes	84,457	14,418
Current portion of long-term debt	47,056	47,039
Current portion of unearned revenue	168,179	164,484

Total current liabilities	1,037,642	970,872

Long-term debt	2,370,894	2,342,272
Deferred taxes	376,175	367,565
Other long-term liabilities	318,710	235,552

Total Liabilities	4,103,421	3,916,261

Total Stockholders’ Equity	2,150,406	2,066,168

Total Liabilities and Stockholders’ Equity	$6,253,827	$5,982,429

Frequently Used Terms
New business signings — while there are no third party standards or requirements governing the calculation of new business signings, we define new business signings as annual recurring revenue from new contracts and the incremental portion of renewals that are signed during the period, which represents the estimated first twelve months of revenue to be recorded under the contracts after full implementation. We use new business signings as a measure of estimated recurring revenues represented by contractual commitments, both to forecast prospective revenues and to estimate capital commitments. Revenues are measured under GAAP.
Trailing twelve month new business — is the preceding twelve months of new business signings at a point in time expressed in annual revenue, not total contract value.
Total contract value — represents estimated total revenue over the term of the contract.
Restatement of Operating Segment Results
During the first quarter of fiscal year 2008, the Company reorganized the internal operating and reporting structures in its Commercial and Government segments to more formally align its sales, service delivery and financial organizations under their appropriate leadership. As a result, the Company has restated its Commercial and Government segment results for the three and nine months ended March 31, 2007 to reflect its current operating and reporting structure. The restatement has no impact on the Company’s consolidated results for the period of restatement.
Use of Non-GAAP Financial Information
The Company reports its financial results in accordance with GAAP. However, the Company uses certain non-GAAP performance measures, including adjusted non-GAAP earnings per share, free cash flow and internal revenue growth to provide both management and investors a more complete understanding of the Company’s underlying operational trends and results.
Management uses these non-GAAP measures to provide additional meaningful comparisons between current results and prior results, and as a basis for planning and forecasting for future periods.
Reconciliation of Reported GAAP Results to Adjusted Non-GAAP Results – In addition to reporting operating income, pretax income, net income and earnings per share on a GAAP basis, the Company has also made certain non-GAAP adjustments which are described in “Description of Non-GAAP Adjustments”and are reconciled to the corresponding GAAP measures in the attached financial schedules titled “Reconciliation of Reported Results to Income Adjusted for Certain Non-GAAP Items” included in this earnings release. In making these non-GAAP adjustments, the Company takes into account the impact of items that are infrequently occurring or that are non-operational in nature. Management believes that the exclusion of these items provides a useful basis for evaluating underlying business performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating business unit performance utilizing GAAP financial information. Management uses non-GAAP measures in its budgeting and forecasting processes and to further analyze its financial trends, as well as making financial comparisons to prior periods presented on a similar basis. The Company’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to prior periods, and the Company believes that providing such adjusted results allows investors and other users of the Company’s financial statements to better understand the Company’s comparative operating performance for the periods presented.
The Company’s management uses each of these non-GAAP financial measures in its own evaluation of the Company’s performance, particularly when comparing performance to past periods. The Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Although the Company’s management believes non-GAAP measures are useful in evaluating the performance of its business, the Company acknowledges that items excluded from such measures may have a material impact on the Company’s income from operations, pretax income, net income and earnings per share calculated in accordance with GAAP. Therefore, management uses non-GAAP measures in conjunction with GAAP results. Investors and users of our financial information should also consider the above factors when evaluating our results.
Description of Non-GAAP Adjustments:
The following items are included in our presentation of Non-GAAP adjustments:
1.	Costs related to our internal investigation of our stock option grant practices, investigations begun by the Securities and Exchange Commission and Department of Justice, and shareholder derivative suits: The Company has incurred costs related to our internal investigation, as well as those of the SEC and DOJ. In addition, several derivative lawsuits have been filed in connection with our stock option grant practices, generally alleging claims related to breach of fiduciary duty and unjust enrichment by certain of our directors and senior executives and the Company has incurred costs related to these lawsuits. Management expects that the Company will continue to incur costs related to the ongoing investigations and derivative lawsuits (collectively, “Option Investigation Related Costs”). Management believes that these costs, although material and recurring, are not related to the Company’s ongoing operations and that excluding them helps to provide a more meaningful representation of the Company’s operating performance.

2.	Costs related to buyout offers and related shareholder derivative suits: The Company has incurred costs in fiscal years 2008 and 2007 to evaluate our strategic alternatives, including the proposal from Darwin Deason, Chairman of the Board of Directors, and Cerberus. In addition, several lawsuits have been filed in connection with the announced buyout transaction, generally alleging claims related to breach of fiduciary duty, and seeking class action status (“Buyout Related Cost”). Management expects that the Company may continue to incur costs related to our evaluation of strategic alternatives and these lawsuits. Management believes that these costs, although material and possibly recurring, are not related to the Company’s ongoing operations and that excluding them helps to provide a more meaningful representation of the Company’s operating performance.

3.	Cost related to amending certain employee stock options: During fiscal year 2007 and the first quarter of fiscal year 2008, the Company amended the exercise price of certain outstanding stock options in order to reprice all, or a portion, of the respective stock option grants to the correct accounting measurement date to avoid adverse tax consequences to individual holders under Section 409A of the Internal Revenue Code (“Section 409A”). During the first quarter of fiscal year 2008, the Company expensed approximately $1.2 million related to these amended stock options (“Amended Options”). During the third quarter of fiscal year 2008, the Company paid approximately $6.7 million to the individual holders in accordance with the terms of the amended stock options. Management believes that these costs and cash payments are not related to the Company’s ongoing operations and that excluding them helps to provide a more meaningful representation of our operating performance.

4.	Cost related to certain former employees’ stock options: The exercise price of certain former employees’ vested, unexercised and outstanding stock options were less than the fair market value per share of ACS stock on the revised measurement dates for such stock options. During the first quarter of fiscal year 2008, the Company notified certain former employees that the Company will pay them the additional 20% income tax imposed by Section 409A if a triggering event occurs and if the employee is required to recognize and report W-2 income under Section 409A, subject to certain limitations. During the three and nine months ended March 31, 2008, the Company accrued approximately $0.5 million and $1.0 million, respectively, based on the market price of ACS common stock at March 31, 2008 and will adjust this accrual to the fair market value of ACS stock each quarter until the options are exercised (“Income Tax Reimbursements”). Management believes that these costs are not related to the Company’s ongoing operations and that excluding them helps to provide a more meaningful representation of our operating performance.

5.	Gain related to sale of our decision support business: In the second quarter of fiscal year 2008, the Company divested its decision support business and recognized a pre-tax gain of $2.4 million. Management believes that the decision support business is not strategic to our ongoing operations and its sale is an isolated event. Management believes excluding the gain on its sale better reflects the performance of our continuing operations.

6.	Waiver fee on our Credit Facility: In the first quarter of fiscal year 2007, the Company received an amendment, consent and waiver from the lenders under our Credit Facility with respect to, among other provisions, waiver of any default or event of default arising under the Credit Facility as a result of our failure to comply with certain reporting covenants (“Waiver Fee”). Management believes that our delayed filings of our Annual Report on Form 10-K for the year ended June 30, 2006 and Quarterly Report on Form 10-Q for the period ended September 30, 2006, which necessitated the waiver, are infrequently occurring events and excluding the Waiver Fee provides a more meaningful representation of our results of operations for the first quarter of fiscal year 2007.

7.	Gain related to sale of minority interests: In the third quarter of fiscal year 2007, the Company divested its minority interest in a professional service business and recognized a pre-tax gain of $9.1 million. Management believes that this sale is an isolated event related to non-core operations and not representative of our ongoing operations. This business was not considered strategic to our ongoing operations and excluding the gains on the sale helps to isolate the performance of our continuing operations.

8.	North Carolina contract settlement (“NC Settlement”): In the third quarter of fiscal year 2007, we mutually agreed to terminate the North Carolina MMIS contract, settled all issues related to the contract, and recognized $3.4 million in revenue related to this settlement. The Company believes that the contract termination and settlement was an infrequent occurrence and that excluding this settlement helps to provide a more meaningful representation of the performance of our continuing operations.

9.	Litigation settlement: In the third and fourth quarters of fiscal year 2007, we recorded charges of approximately $2.2 million and $2.3 million, respectively, related to the settlement of a pre-acquisition claim related to our fiscal year 2005 acquisition of the human resources consulting business of Mellon Financial Corporation. In the third quarter of fiscal year 2008, we recovered approximately $1.8 million of this settlement. We believe that the settlement and subsequent recovery of this pre-acquisition claim is not related to our ongoing operations and that excluding them helps to provide a more meaningful representation of the performance from our continuing operations.

AFFILIATED COMPUTER SERVICES, INC. AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (GAAP)
TO ADJUSTED OPERATING INCOME (Non-GAAP)
(UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Operating Income (GAAP)	$163.9	$162.6	$467.2	$453.8
Adjusting items, pre-tax:
Option investigation related costs	9.8	4.3	34.0	26.0
Buyout related costs	0.2	0.6	8.9	0.6
Amended options (409(a))	—	—	1.2	—
Income tax reimbursement	0.5	—	1.0	—
Sale of decision support business	—	—	(2.4)	—
NC settlement	—	(3.4)	—	(3.4)
Legal settlement	(1.8)	2.2	(1.8)	2.2

Adjusted Operating Income (Non-GAAP)*	$172.7	$166.3	$508.2	$479.2

RECONCILIATION OF NET INCOME (GAAP)
TO ADJUSTED NET INCOME (Non-GAAP)
(UNAUDITED)
(In millions)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net Income (GAAP)	$82.6	$82.1	$230.4	$215.5
Adjusting items, net of tax:
Option investigation related costs	6.3	2.7	21.9	16.6
Buyout related costs	0.1	0.4	5.8	0.4
Amended options (409(a))	—	—	0.8	—
Income tax reimbursement	0.3	—	0.7	—
Sale of decision support business	—	—	(1.6)	—
Waiver fee	—	—	—	1.6
Sale of minority interests	—	(5.9)	—	(5.9)
NC settlement	—	(2.1)	—	(2.1)
Legal settlement	(1.1)	1.4	(1.1)	1.4

Adjusted Net Income (Non-GAAP)*	$88.3	$78.5	$256.8	$227.5

RECONCILIATION OF DILUTED EARNINGS PER SHARE (GAAP)
TO ADJUSTED DILUTED EARNINGS PER SHARE (Non-GAAP)
(UNAUDITED)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Diluted Earnings Per Share (GAAP)	$0.85	$0.82	$2.32	$2.12
Adjusting items, net of tax:
Option investigation related costs	0.06	0.03	0.22	0.17
Buyout related costs	—	—	0.06	—
Amended options (409(a))	—	—	0.01	—
Income tax reimbursement	—	—	0.01	—
Sale of decision support business	—	—	(0.02)	—
Waiver fee	—	—	—	0.01
Sale of minority interests	—	(0.06)	—	(0.06)
NC settlement	—	(0.02)	—	(0.02)
Legal settlement	(0.01)	0.01	(0.01)	0.01

Adjusted Diluted Earnings Per Share (Non-GAAP)*	$0.91	$0.78	$2.58	$2.24

*	Differences in schedule due to rounding.

Internal revenue growth — is measured as total revenue growth less acquired revenue from acquisitions and revenues from divested operations. Acquired revenue from acquisitions is based on pre-acquisition normalized revenue of acquired companies. We use the calculation of internal revenue growth to measure revenue growth excluding the impact of acquired revenues and the revenue associated with divested operations and we believe these adjustments to historical reported results are necessary to accurately reflect our internal revenue growth.
For the three months ended March 31, 2008, the Company generated internal revenue growth of 5%. Internal revenue growth is measured as follows (unaudited, $ in millions):

	Three months ended March 31,
	2008	2007	Growth %(a)
Consolidated
Total Revenues	$1,542	$1,440	7%
Less: Divested	—	(2)

Adjusted Base	$1,542	$1,438	7%

Acquired Revenues*	$33	$—	2%
Internal Revenues	1,509	1,438	5%

Total	$1,542	$1,438	7%

Commercial
Total Revenues	$922	$851	8%
Less: Divested	—	—

Adjusted Base	$922	$851	8%

Acquired Revenues*	$26	$—	3%
Internal Revenues	896	851	5%

Total	$922	$851	8%

Government
Total Revenues	$620	$589	5%
Less: Divested	—	(2)

Adjusted Base	$620	$587	6%

Acquired Revenues*	$7	$—	1%
Internal Revenues	613	587	5%

Total	$620	$587	6%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.
(a) Differences in schedule due to rounding.

For the nine months ended March 31, 2008, the Company generated internal revenue growth of 5%. Internal revenue growth is measured as follows (unaudited, $ in millions):

	Nine months ended March 31,
	2008	2007	Growth %(a)
Consolidated
Total Revenues	$4,547	$4,253	7%
Less: Divested	—	(3)

Adjusted Base	$4,547	$4,250	7%

Acquired Revenues*	$71	$—	2%
Internal Revenues	4,476	4,250	5%

Total	$4,547	$4,250	7%

Commercial
Total Revenues	$2,704	$2,533	7%
Less: Divested	—	—

Adjusted Base	$2,704	$2,533	7%

Acquired Revenues*	$50	$—	2%
Internal Revenues	2,654	2,533	5%

Total	$2,704	$2,533	7%

Government
Total Revenues	$1,843	$1,720	7%
Less: Divested	—	(3)

Adjusted Base	$1,843	$1,717	7%

Acquired Revenues*	$21	$—	1%
Internal Revenues	1,822	1,717	6%

Total	$1,843	$1,717	7%

*	Acquired revenues are based on pre-acquisition normalized revenues of acquired companies.
(a) Differences in schedule due to rounding.

Free Cash Flow
Free cash flow — is measured as operating cash flow (net cash provided by operating activities, as reported in our consolidated statements of cash flows) less capital expenditures (purchases of property, equipment and software, net of sales, as reported in our consolidated statements of cash flows) less additions to other intangible assets (as reported in our consolidated statements of cash flows). We believe that this free cash flow metric provides an additional measure of available cash flow after we have satisfied the capital expenditure requirements of our operations, and should not be taken in isolation to be a measure of cash flow available for us to satisfy all our obligations and execute our business strategies. We also rely on cash flows from investing and financing activities which, together with free cash flow, are expected to be sufficient for us to execute our business strategies. Our measure of free cash flow may not be comparable to similarly titled measures of other companies. (unaudited, $ in millions)

	Three months ended		Nine months ended
	March 31,		March 31,
	2008	2007	2008	2007
Free Cash Flow
Net cash provided by operating activities	$229	$90	$560	$395
Less:
Purchase of property, equipment and software, net of sales	(60)	(69)	(193)	(239)
Additions to other intangible assets	(8)	(15)	(26)	(30)

Free Cash Flow*	$161	$6	$342	$126

Certain cash flow items (included above):
Cash interest paid on debt	$32	$39	$118	$121
Cash paid on stock option investigations, potential buyout and derivative lawsuits	6	6	35	25
Tax, interest and penalties paid on stock option restatement	—	35	—	35
Payments related to amended options	7	—	7	—
Cash interest received	(1)	(2)	(7)	(7)

Total*	$43	$78	$153	$174

*	Differences in schedule due to rounding.
—end—